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                       August 11, 2020

       Corey N. Fishman
       President and Chief Executive Officer
       Iterum Therapeutics plc
       Block 2 Floor 3, Harcourt Centre
       Harcourt Street
       Dublin 2, Ireland

                                                        Re: Iterum Therapeutics
plc
                                                            Form 10-K for the
fiscal year ended December 31, 2019
                                                            Filed March 12,
2020
                                                            File No. 001-38503

       Dear Mr. Fishman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences